Exhibit 99.1

Contact:	Mark Herr News Media (O): 212-770-3505 (C): 718-685-9348 Teri Watson Investment Community 212-770-7074
AIG ANNOUNCES RESULTS OF OFFER TO EXCHANGE ITS EQUITY UNITS
NEW YORK, On November 24, 2010, American International Group, Inc. (AIG) announced the final results of its previously announced offer to exchange up to 74,480,000 of its Equity Units consisting of Corporate Units for consideration per Corporate Unit equal to 0.09867 shares of its common stock plus $3.2702 in cash. The exchange offer expired at 11:59 p.m., New York City time, on November 23, 2010.
     AIG has been advised by Global Bondholder Services Corporation, the information and exchange agent for the exchange offer, that 49,474,600 Corporate Units have been validly tendered and not withdrawn as of the expiration of the exchange offer, all of which have been accepted for exchange by AIG.
     In accordance with the terms of the exchange offer, AIG will deliver approximately 4,881,667 shares of its common stock and pay approximately $161.8 million in cash in exchange for the tendered and accepted Corporate Units. The consideration will be delivered promptly by the information and exchange agent.
     Following the completion of the exchange offer, a total of 28,925,400 Corporate Units will remain outstanding.
     This press release shall not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange, nor shall there be any sale or exchange of, the common stock in any state or other jurisdiction in which such an offer, solicitation, sale, exchange or purchase would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
     BofA Merrill Lynch, Citi, Deutsche Bank Securities, J.P. Morgan, BNP PARIBAS, Credit Suisse, Morgan Stanley and UBS Investment Bank are acting as dealer managers for the exchange offer. Global Bondholder Services Corporation is acting as information and exchange agent for the exchange offer. Information concerning the terms of the exchange offer, including answers to questions regarding the payment of the exchange consideration, may be obtained by contacting BofA Merrill Lynch at 888-292-0070 (toll-free) or 980-683-3215 (collect) or Citi at 800-558-3745 (toll-free) or 212-723-6106 (collect). Copies of the registration statement, exchange offer prospectus, letter of transmittal and other materials related to the exchange offer, may be obtained at no charge from the information and exchange agent at 212- 430-3774 (collect) or 866-873-7700 (toll-free) or from the Securities and Exchange Commission’s Web site at www.sec.gov.

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     American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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